 EXHIBIT 99.1

TOR Minerals International Issues Preliminary Fourth Quarter 2013 Financial Results

CORPUS CHRISTI, Texas, February 18, 2014 - TOR Minerals International (Nasdaq: TORM), producer of specialty aluminas, synthetic titanium dioxide and color pigments, and other high performance mineral fillers, today announced that due to the continued weakness in the titanium dioxide (TiO2) market, the company expects to report significant losses for its fourth quarter 2013 financial results, including a $1.3 million write-down of TiO2-related inventory.

"We are implementing measures to address our performance within the TiO2 and synthetic rutile segments of our business, including adjusting staffing levels and plant schedules to improve operational efficiencies and adjust inventory levels.  Other segments of our business are on track to resume our 15% to 20% targeted growth rate and are helping to partially offset losses.  For example, during the fourth quarter our specialty alumina business, which represents approximately 40% of total revenue, showed 18% growth," said Dr. Olaf Karasch, CEO of TOR Minerals.  "Our business plans call for the company to manage through the downturn in the TiO2 market by generating cash flows from our other business segments and our ongoing cost containment measures in order to allow us to operate at breakeven profitability levels."

As previously announced, the company plans to release results for its fourth quarter ended December 31, 2013, after the Market closes on Thursday, February 27, 2014.  Olaf Karasch, President and CEO, will host a conference call at 5:00 p.m. Eastern, 4:00 p.m. Central that day to discuss the company's results. Investors and interested parties may participate in the call by dialing 877-407-8033 and referring to conference ID # 13575317. A live and archived webcast of the conference call will be available via the News section of the company's website, www.torminerals.com.

Headquartered in Corpus Christi, Texas, TOR Minerals International, Inc. is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slowdown in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Contact:
Three Part Advisors, LLC
Jeff Elliott
Dave Mossberg
972-423-7070